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                         DREAMWORKS ANIMATION SKG, INC.
                               1000 FLOWER STREET
                               GLENDALE, CA 91201


                              As of October 8, 2004


Mr. Roger A. Enrico
100 Crescent Court
Suite 700
Dallas, TX 75201

Dear Roger:

      Upon the date ("Effective Date") of the closing ("Closing") of the initial public offering ("IPO") of DreamWorks Animation SKG, Inc., a Delaware corporation ("Studio"), Studio agrees to employ you and you agree to accept such employment upon the terms and conditions set forth below. In the event the Closing fails to occur for any reason by June 28, 2005, this agreement ("Agreement") shall be null and void.

      1. TERM. The term of your employment hereunder shall commence on the Effective Date and shall continue up to and including the fifth anniversary of the Effective Date. This period shall hereinafter be referred to as the "Employment Term".

      2. DUTIES/RESPONSIBILITIES.

      a. General. Your title shall be "Chairman of the Board" of Studio. You shall have such duties and responsibilities as are consistent with the traditional positions of Chairman of the Board of major corporations. In addition, you will be involved in investor relations, corporate strategic planning, marketing and promotional strategy, succession planning and employee development and will oversee matters related to corporate governance and compliance with the Sarbanes-Oxley Act of 2002. You shall also consult with the senior executive officers of Studio with respect to the operations, overall direction and projects of Studio.

      b. Services. Your professional services shall be non-exclusive to Studio. During the Employment Term you shall devote approximately an average of up to two (2) working days of services per week of your business time and efforts to the affairs of Studio.

      3. NON-COMPETE. To the extent allowed under California law, you shall not perform services for any person, firm or corporation and will not engage in any activity which would be directly competitive with Studio during the Employment Term. Nothing contained herein shall prevent you from owning directly or indirectly up to 5% of the equity securities of a publicly held company or a limited partnership, or from owning directly or indirectly up to 5% of a passive equity interest in a private company, even if such company or partnership does compete with Studio's business.

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      4. COMPENSATION.

            a. Base Salary. For all services rendered under this Agreement, Studio will pay you a base salary at an annual rate of One Dollar ($1.00) and, subject to the approvals and conditions described below, the equity-based compensation described in Paragraph 4.b below.

            b. Equity-Based Compensation.

            (i) It is Studio's present expectation, subject to the approval of the compensation committee of the Board of Directors of Studio (the "Compensation Committee"), that, upon the pricing date of the IPO, you will receive, pursuant to the equity compensation plan to be adopted by Studio (the "Plan"), stock options with respect to Studio's Class A common stock having a grant-date value of $1,000,000 and restricted shares of Studio's Class A common stock ("Restricted Stock") having a grant-date value of $3,000,000 (or, in lieu of Options and Restricted Stock, such other form of equity-based compensation as the Compensation Committee may determine) (the "Initial Grants"). In the event that the Closing fails to occur for any reason by June 28, 2005, then the Initial Grants will be automatically canceled and you will be entitled to no payments or benefits with respect thereto.

            (ii) In addition, you will be eligible, provided you remain employed hereunder (subject to Paragraphs 9, 10, 11, 12 and 13), to receive, subject to annual approval by the Compensation Committee, an annual equity incentive award of Options and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine) commencing on the first anniversary of the Effective Date and continuing on each succeeding anniversary date until you have been granted a total of four (4) additional equity incentive awards (it being understood that the actual granting of the award may lag behind such anniversary date by up to five (5) months). It is Studio's present expectation that such annual awards will have an annual aggregate grant-date value targeted at $2,000,000. In the event that such awards consist of Options and Restricted Stock, they shall be divided, as determined by the Compensation Committee, between Options and Restricted Stock. In its sole determination, the Compensation Committee may elect to substitute a cash payment of $2,000,000 ("Cash Payment") in lieu of any annual equity incentive award referenced in this subparagraph, provided payment of the Cash Payment to you will occur no later than the actual granting of such award would have occurred. For purposes of determining your entitlement, if any, under Paragraphs 9, 10, 11, 12 and 13 to the equity-based awards set forth in this Paragraph 4.b(ii), to the extent your employment was terminated after you became eligible for an award approved by the Compensation Committee but prior to the actual granting of such award, then you shall be entitled to receive such award or the substituted Cash Payment.

            (iii) All Options and Restricted Stock (and any other equity-based awards) referred to in this Paragraph 4.b will (x) be valued using a method or methods (including where appropriate a Black-Scholes or other fair value method) as determined by the Compensation Committee from time to time (and, in the case of the Initial Grants, taking

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into account the IPO price to the public without regard to the underwriters'
discount), (y) become fully vested, exercisable (if applicable) and nonforfeitable within a period not to exceed four (4) years from the date of grant in a manner determined by the Compensation Committee, contingent on both the continuing performance of services to Studio (subject to Paragraphs 9, 10, 11, 12 and 13) and the achievement of performance goals as established by the Compensation Committee from time to time (it being understood that (A) the period of time required for achievement of any such performance goal may not exceed four (4) years from the date of the grant of the applicable award and (B) the performance goals and performance periods will be no more burdensome than the performance goals and the performance periods for applicable compensation awards made approximately contemporaneously to the CEO, COO and the CFO of Studio), and (z) otherwise be subject to such terms and conditions as may be set forth in the Plan or determined by the Compensation Committee from time to time and set forth or referred to in the agreement(s) evidencing such award or awards. Notwithstanding the foregoing, any performance based Initial Grants may, in the discretion of the Compensation Committee, have a vesting schedule that ends in the first quarter of 2009.

            (iv) Following the expiration of the Employment Term (i.e., five (5) years after the Effective Date), but only if your employment hereunder has not been terminated earlier, you will not be required to perform any additional services to Studio in order for all of the equity-based compensation awards granted to you during the Employment Term to be fully vested, exercisable (if applicable) and nonforfeitable; provided that such awards will continue to remain subject to the achievement of performance goals as provided pursuant to the Plan and to such other terms and conditions as may be determined by the Compensation Committee and set forth or referred to in the agreement(s) evidencing such award or awards; and provided further that, subject to the foregoing, all Options and any similar equity-based awards will remain exercisable for the balance of the term of the grant.

            (v) At all times, provided Studio remains a public company, Studio will maintain registrations on Form S-8 or any successor form under the Securities Act of 1933, as amended ("Securities Act"), of shares of common stock of Studio that may be received by you pursuant to equity incentive awards referred to in this Paragraph 4.b to the extent such form is applicable to such shares. It is understood that even though the shares are registered at the time of issuance to you, such shares will be subject to (a) any restrictions that apply to "affiliates" under Rule 144 of the Securities Act, (b) any blackout periods and other company policies relating to directors and senior officers, and (c) any other limitations on resale under applicable law.

      5. BENEFITS. You acknowledge that you will not be entitled to participate in Studio's benefit plans.

      6. BUSINESS EXPENSES. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed for Chairmen of the Board of publicly traded major motion picture, television and record companies. Studio shall reimburse all of your costs and expenses (including reasonable legal fees) in connection with the preparation, review and negotiation of this Agreement and any document, agreement or arrangement contemplated

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by this Agreement or otherwise entered into by you in connection with the commencement of employment with Studio. You shall be entitled to first class travel expenses, including hotels in accordance with Studio's policy for its senior-most executives.

      7. INDEMNIFICATION.

      a. You shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney's fees of counsel selected by you, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by you (all such indemnification to be on an "after tax" or "gross-up" basis) which arises in whole or in part out of any alleged or actual action or conduct on your part in or in connection with or related in any manner to your services (whether as an employee, agent, officer, corporate director, member, manager, shareholder, partner, or in any other capacity) to Studio or any entity owned or controlled by Studio, or which owns or controls Studio, or as to which you are providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder including attorneys' fees shall be promptly advanced by Studio until such time, if ever, as it is determined by final decision pursuant to Paragraph 24 below that you are not entitled to indemnification hereunder (whereupon you shall reimburse Studio for all sums theretofore advanced).

      b. Studio will cover you under directors and officers liability insurance during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as Studio covers its other officers and directors.

      8. COVENANTS.

      a. Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for any benefit of any third party, any trade secret or other confidential information of Studio or any of its affiliates (except as may required by law or in the performance of your duties hereunder consistent with Studio's policies) and that you will comply with any confidentiality obligations of Studio known by you to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you. Studio may waive application of the foregoing restrictions and obligations in its discretion from time to time.

      b. Results and Proceeds. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment and any works in progress, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature

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therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 8.b is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its affiliates being your employer.

      c. Promise Not To Solicit. You will not during the period of the Employment Term or for the period ending one (1) year after the earlier of expiration of the Employment Term or your termination hereunder, without the prior written consent of Studio, induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of Studio (or those of any of its affiliates) to stop working for, contracting with or representing Studio or any of its affiliates or to work for, contract with or represent any of Studio's (or its affiliates') competitors. Nothing in this Agreement will prevent you from providing references for any employee.

      9. INCAPACITY.

      a. In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Employment Term, the Board of Directors may at any time after such disability has continued for ninety (90) consecutive days require Studio to give you written notice that it intends, subject to applicable state and federal law, to suspend this Agreement. Upon receipt of such notice, prior to any suspension hereunder, you shall be entitled to an expedited arbitration to determine whether or not you are medically disabled and have been disabled for at least ninety (90) consecutive days, provided that you request such arbitration within ten (10) business days of receipt of such notice from Studio. If you do not so request such an arbitration, or if the arbitrator rules that you are so disabled, you shall be placed on a "medical payroll". You will remain employed for the first twenty-six
(26) weeks of consecutive absence commencing at the end of the later of the ten
(10) day period or upon the conclusion of the arbitration. Thereafter, if you are not able to resume your duties hereunder, your employment will be terminated.

      b. Upon termination of employment as provided in Paragraph 9.a, you will be entitled to retain all grants of equity-based compensation made to you on or prior to the date

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of termination and to receive and retain any approved grants of equity-based compensation (or substituted Cash Payment) for which you have become eligible but which have not been made, but will not be entitled to receive any additional grants of equity-based compensation thereafter. Unless otherwise specified in the Plan or in the agreement evidencing the grant, after termination of employment your grants of equity-based compensation will be determined as follows. Your rights to receive or exercise the awards provided by the grants will be determined after the end of the performance period, if any, specified in the grant, subject to the applicable performance criteria, if any, as if you had continued to remain employed with Studio throughout such performance period. You will be entitled to receive or exercise a ratable portion of the amount of each award determined in the preceding sentence, calculated by multiplying such amount by a fraction, the numerator of which is the sum of (i) your actual period of service through the date of termination plus (ii) one (1) year (but in no event will the numerator exceed the denominator) and the denominator of which is the total performance period specified in the grant. The balance of such awards will be forfeited. Subject to this Paragraph 9.b and to the other terms and conditions of the grants, all Options and any similar equity-based awards will remain exercisable for the remaining term of the grant.

      10. DEATH.

      a. If you die prior to the end of the Employment Term, this Agreement shall be terminated as of the date of death.

      b. Upon termination of employment as provided in Paragraph 10.a, the rights to equity-based compensation of your estate or beneficiary will be determined in the same manner and at the same time as provided in Paragraph 9.b, except that, in addition, your estate or beneficiary will be entitled to receive and retain the additional annual equity incentive award (or substituted Cash Payment) for which you would have become eligible under Paragraph 4.b(ii) had your employment continued up to the first anniversary of the date of your death.

      11. TERMINATION FOR CAUSE.

      a. Studio may, at its option and upon resolution by the Board of Directors, terminate this Agreement forthwith for "cause," including, without limitation, any obligation to pay the Base Salary. For purposes of this Agreement, termination of this Agreement for "cause" shall mean only: (i) conviction of a felony or other crime involving moral turpitude or for embezzlement or the misappropriation of corporate assets, in any case, after the exhaustion of all possible appeals; or (ii) your material breach of Paragraph 2, 3 or 8 hereof. Anything herein to the contrary notwithstanding, Studio will give you written notice prior to terminating this Agreement for your material breach under clause (ii), setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have thirty (30) days from the receipt of such notice within which to cure.

      b. Upon termination of employment for cause as provided in Paragraph 11.a(i), Studio will have no further obligation to pay equity-based compensation under this

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Agreement (except to the extent such equity-based compensation has vested to the date of termination).

      c. Upon termination of employment for cause as provided in Paragraph 11.a(ii), your rights to equity-based compensation will be determined in the same manner and at the same time as provided in Paragraph 9.b, except that the numerator of the fraction will be limited to your actual period of service through the date of termination.

      12. INVOLUNTARY TERMINATION. Studio may, at its option and upon resolution by the Board of Directors, terminate your employment other than for cause or on account of incapacity, in which case you will receive continuation of Base Salary as specified herein, until the end of the Employment Term. Upon termination of employment as provided in Section 12, you will be entitled to retain all grants of equity-based compensation made to you on or prior to the date of termination and to receive and retain any grants of equity-based compensation (or substituted Cash Payment) for which you have become eligible but which have not been made. In addition, you will be entitled to receive and retain the additional annual equity incentive award (or substituted Cash Payment) for which you would have become eligible under Section 4.b(ii) had your employment continued up to the first anniversary of the termination of your employment provided, however, you will not be entitled to receive any other future equity-based compensation. Unless otherwise specified in the Plan or in the agreement evidencing the grant, after termination of employment your grants of equity-based compensation will be determined as follows. Your rights to receive or exercise the awards provided by the grants will be determined after the end of the performance period specified in the grant, subject to the applicable performance criteria, as if you had continued to remain employed with Studio throughout such performance period. You will be entitled to receive or exercise 100% of the amount of the awards determined in the preceding sentence. Subject to the terms and conditions of the grants, all Options and any similar equity-based awards will remain exercisable for the remaining term of the grant. You agree that you will have no rights or remedies in the event of your termination without cause other than those set forth in the Agreement to the maximum extent required by law.

      13. TERMINATION FOR GOOD REASON. You shall be entitled to terminate this Agreement at any time for "good reason." As used herein, the term "good reason" shall mean only: (i) any material breach of this Agreement by Studio, (ii) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Studio fails to assume liability under the Agreement; (iii) the failure to elect you as a director of Studio and as Chairman of the Board of Directors of Studio within three (3) months after the Effective Date; (iv) the failure to reelect or otherwise to maintain you as a director of Studio and as Chairman of the Board of Directors of Studio; (v) there is a material reduction in your duties and responsibilities as set forth in Paragraph 2.a above, (vi) the failure to make the Initial Grants, or (vii) the failure to make any of the annual equity incentive awards in accordance with Paragraph 4.b(ii) unless a Cash Payment has been paid, or (vii) the failure to make a Cash Payment in accordance with Paragraph 4.b(ii) if the Compensation Committee has elected to substitute an annual equity incentive award with such Cash Payment. Notwithstanding anything to the contrary contained herein, you will give Studio written notice prior to terminating this Agreement

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pursuant to the foregoing, setting forth the exact nature of any alleged breach and, should the "good reason" consist of matters contained in clause (i)above, the conduct required to cure such breach. Studio shall have thirty (30) days from the receipt of such notice within which to cure should the "good" reason for your termination consist of matters contained in clause (i) above. In the event of your voluntary termination for good reason, you shall be entitled to the payments and equity-based compensation provided under Paragraph 12 for involuntary termination without cause. Should you terminate this Agreement because of Studio's failure to pay you an annual equity incentive award or Cash Payment pursuant to Paragraph 4.b(ii) above, then, in lieu of the payments and equity-based-compensation to be provided under Paragraph 12, you instead will be entitled to a one-time-only payment in the amount of $4,000,000, payable promptly following Studio's receipt of your written notice of termination. You agree that you will have no rights or remedies in the event of your termination for good reason other than those set forth in the Agreement to the maximum extent allowed by law.

      14. NO MITIGATION. In the event this Agreement is terminated for any reason prior to its expiration you shall not be required to mitigate your damages hereunder, nor shall Studio be entitled to offset from any sums owing to you hereunder any amounts received by you from any third party.

      15. SECTION 317 AND 508 OF THE FEDERAL COMMUNICATIONS ACT. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services other valuable consideration from or to anyone other than Studio for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Studio and/or any of its affiliates.

      16. EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Studio is an equal opportunity employer. You agree that you will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

      17. NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by overnight courier and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of Studio, to the attention of the General Counsel of Studio. A courtesy copy of any notice to you hereunder shall be sent to Richard A. Freling, Jones Day, 2727 North Harwood Street, Dallas, Texas 75201.

      18. ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio shall have the right to assign this Agreement and your services hereunder only to an entity acquiring all or substantially all of the assets of Studio.

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      19. CALIFORNIA LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

      20. NO IMPLIED CONTRACT. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment or any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

      21. ENTIRE UNDERSTANDING. Except as otherwise specifically provided herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

      22. VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the "Applicable Provision") is so adjudged void or unenforceable, you and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 24 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

      23. SURVIVAL MODIFICATION OF TERMS. Your obligations under Paragraph 8 hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to Paragraph 11 hereof or otherwise. Studio's obligations under Paragraphs 6 (with respect to expenses theretofore incurred), 7 and 28 hereof shall survive indefinitely the termination of this Agreement regardless of the reason for such termination.

      24. ARBITRATION OF DISPUTES. Any controversy or claim by you against Studio or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of you by Studio which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against you by Studio (individually and/or collectively, "Claim[s]") shall be submitted to an impartial mediator ("Mediator") selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand

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for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, "Rules") by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party's showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. Further, the arbitrator shall have the authority to decide any dispute regarding discovery that arises in connection with any Claim. You acknowledge and agree that you are familiar with and fully understand the need for preserving the confidentiality of Studio's agreements with third parties and compensation of Studio's employees. Accordingly, you hereby agree that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to your agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, you and/or your representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. In the event the parties fail to agree on the form of a confidentiality agreement, the arbitrator shall have the authority to determine the form of such agreement (provided same is consistent with the terms of this Agreement). Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or you. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator's decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should you or Studio pursue any Claim covered by this Paragraph 24 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable outside attorneys' fees incurred as a result of such action. The provisions contained in this Paragraph 24 shall survive the termination of your employment with Studio. Notwithstanding anything set forth above, you agree that any breach or threatened breach of this Agreement (particularly, but without limitation, with

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respect to Paragraph 8, above) may result in irreparable injury to Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

      25. NAME AND LIKENESS. Studio shall have the right to use your name, biography and likeness in connection with its business as follows: You shall promptly submit to Studio a biography of yourself. Provided that you timely submit such biography, Studio shall not use any other biographical information other than contained in such biography so furnished, other than references to your prior professional services and your services hereunder, without your prior approval (which approval shall not be unreasonably withheld). If you fail to promptly submit a biography, or such biography is not approved by Studio, then you shall not have the right to approve any biographical material used by Studio. Nothing herein contained shall be construed to authorize the use of your name, biography or likeness to endorse any product or service or to use the same for similar commercial purposes.

      26. EMPLOYEE REPRESENTATIONS AND WARRANTIES. You warrant and represent that: (a) your services hereunder shall not infringe on the rights of any third parties or constitute an interference with contractual rights or business advantage of others; (b) you have no prior existing commitments which will conflict or interfere with your rendering services hereunder; (c) you know of no party who will or might reasonably claim that in offering employment to you, Studio has interfered with their contractual commitments or prospective business advantage; and (d) you will not enter into any future commitment which will conflict or interfere with your rendering services hereunder. You further represent and warrant that you will not make any commitment which is or may be binding on Studio without Studio's prior consent.

      27. BENEFICIARIES. You will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and may change such election, in either case by giving Studio written notice thereof.

      28. GROSS-UP PAYMENT. In the event that it is determined that any payment (other than the Gross-Up Payments provided for in this Paragraph 28) or distribution by Studio or any of its affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in the ownership or effective control" of Studio, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then you will be entitled to receive (or have paid to the applicable taxing authority on your behalf) an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain (or receive the benefit of a payment to the applicable taxing authority of) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, you will be considered to pay (i) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (ii) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The procedures and allocation of expenses for the determination of whether an Excise Tax would be imposed and the amount of such Excise Tax shall be no less favorable to you than any comparable procedures or allocation provided in any plan or agreement applicable to the CEO, COO and CFO of Studio.

      29. MISCELLANEOUS. You agree that Studio may deduct and withhold from your compensation hereunder the amounts required to be deducted and withheld under the provisions of the Federal and California Income Tax Acts, Federal Insurance Contributions Act, California Unemployment Insurance Act, any and all amendments thereto, and other statutes heretofore or hereafter enacted requiring the withholding of compensation. All of Studio's obligations in this Agreement are expressly conditioned upon you completing and delivering to Studio an Employment Eligibility Form ("Form I-9") (in form satisfactory to Studio) and in connection therewith, you submitting to Studio original documentation demonstrating your employment eligibility. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. The captions used in connection with the paragraphs of this Agreement are inserted only for the purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning, or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

      If the foregoing correctly sets forth your understanding, please sign this letter and the attached three (3) copies, and return all four documents to the undersigned, whereupon this letter shall constitute a binding agreement between us

                                        Very truly yours,

                                        DREAMWORKS ANIMATION SKG , INC.


                                        By:    /s/ Katherine Kendrick
                                            -----------------------------
                                        Its:   General Counsel
                                            -----------------------------

ACCEPTED AND AGREED AS OF THE
DATE FIRST ABOVE WRITTEN:



/s/ ROGER A. ENRICO
-----------------------------
ROGER A. ENRICO